EMPLOYMENT AGREEMENT

FOR

JEFFREY VICTOR

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the ________ day of ______________, 2000, between ON STAGE ENTERTAINMENT, INC., a Nevada corporation (the "Company"), and JEFFREY VICTOR, an individual ("Victor” or the “Employee").

RECITALS

WHEREAS, the Company desires to be assured of the ongoing long-term association and services of Victor to serve as its Chief Operating Officer and Senior Vice President, together with all the responsibilities inherent therein, specifically including the day to day management of the Company’s operations; and

WHEREAS, Victor agrees to be employed by the Company and the Company is willing to employ Victor, upon the terms, covenants and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, along with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Victor hereby agree as follows:

AGREEMENT

1.             RECITALS.          The above-listed Recitals are incorporated into this Agreement in their entirety and expressly made a part hereof.

2.             POSITION AND TITLE.  The Company agrees to employ Victor as its Chief Operating Officer and Senior Vice President, together with responsibilities and authority as is specified by the President thereof.

3.             TERM AND TERMINATION.

(a)           Term of Employment.  Victor’s employment shall commence on November 1, 2000 and shall continue indefinitely thereafter, until either party provides the other with written notice of its election to terminate this Agreement pursuant to section (b), below.

(b)           Causes for Termination.  Either party may terminate this Agreement and Victor’s employment with the Company by providing the other party with one (1) year prior written notice of such election. In addition, Victor’s employment may be terminated “with cause,” effective upon delivery of written notice to Victor given at any time (without any necessity for prior notice) if any of the following shall occur: (i) By mutual agreement of the parties; (ii) On the last day of the month in which Victor dies or becomes permanently incapacitated.  (For purposes of this paragraph, “Permanent incapacity” shall mean mental or physical incapacity, or both, reasonably determined by the Company’s Board of Directors based upon a certification of such incapacity by, in the discretion of the Company’s Board of Director’s, either Victor’s regularly attending physician or a duly licensed physician selected by the Company’s Board of Directors, rendering Victor unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement.  Victor shall be deemed to have “become permanently incapacitated” on the date the Company’s Board of Directors has determined that Executive is permanently incapacitated and so notifies Victor); (iii) a material breach of this Agreement by Victor; and/or (iv) any material acts or events which inhibit Victor from fully performing his responsibilities to the Company in good faith, such as (a) a felony criminal conviction; (b) any other criminal conviction involving Victor’s lack of honesty or Victor’s moral turpitude; (c) drug or alcohol abuse; or (d) acts of dishonesty, gross carelessness or gross misconduct.

4.             COMPENSATION.

(a)           Salary.  As compensation for his services, Victor will receive One Hundred Fifty Thousand Dollars ($150,000.00) per annum (the “Base Salary”), payable in twenty-six (26) installments of $5,769.23, minus all applicable employment withholdings.  Victor’s annual Base Salary may be increased from time to time as determined by the Company’s management and approved by the Company’s Board of Directors.

(b)           Annual Bonus. Victor shall be eligible to participate each Calendar Year in an Annual Bonus Plan approved by the Board.  The actual amount of Annual Bonus earned by Victor for Year 2001 and subsequent years shall be determined by the Board in accordance with the Annual Bonus Plan approved by the Board. Any Annual Bonus earned by Victor shall be paid in Cash within one-hundred twenty (120) days following the completion of the Company’s Fiscal Year or as otherwise specified in the Annual Bonus Plan.

(c)           Medical and Dental Health Plans.  The Company shall provide Victor and his immediate family with medical and dental health insurance of the type and in such amounts as is available from time to time to all other executive officers of the Company.  Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or from affecting modifications in insurance coverage for Victor.

(d)           Cellular Telephone.  The Company will provide Victor with a cellular telephone and will pay for his standard monthly cellular telephone charges.

(e)           Vacation Holidays. Victor shall be entitled to all public holidays observed by the Company, along with fifteen (15) days paid vacation per annum, which shall be taken at a reasonable time or times.  In the event Victor is unable to utilize his allotted vacation time, Victor shall have the right to request that the Company pay him his salary in lieu of any such unutilized vacation days at the expiration of any given employment year.

(f)            Incentive Stock Options.  Victor will be granted 120,000 incentive stock options under the Company’s Amended and Restated 1996 Stock Option Plan, each with with a strike price of $0.50 per share, which will vest in three (3) equal installments, with the first becoming exerciseable on the anniversary date of this Agreement.

(g)           Expense Reimbursement.  The Company shall reimburse Victor for those expenses incurred by him in connection with the performance of his duties on behalf of the Company that are in accordance with the Company's expense reimbursement procedures currently in place; provided, that such expenses are reasonable for an executive of Victor’s status and are appropriately documented.

4.             CONFIDENTIAL INFORMATION.  Victor acknowledges that during his employment by the Company he will have access to various trade secrets and other proprietary and confidential information.  As a material condition of this Agreement Victor has executed a Employee Proprietary Information and Inventions Agreement and a Confidentiality and Non-Competition Agreement, a true and correct copy of each re attached hereto as Exhibits A and B, respectively.

5.             ARBITRATION.  Any disputes between Victor and the Company arising out of this agreement or Victor’s employment by the Company including but not limited to alleged violations of federal, state and/or local statutes (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of Victor’s statutory, contractual or common law rights (and including claims against the Company's officers, directors, employees or agents), which Victor and the Company or other party are unable to resolve through direct discussion, regardless of the kind or type of dispute (excluding claims for workers' compensation, unemployment insurance and any solely monetary dispute within the jurisdiction of small claims court) shall be decided exclusively by conclusive and binding arbitration in the State of Nevada in accordance with the American Arbitration Association's ("AAA") Employment Dispute Resolution Rules (the "Rules").  Except for those claims specifically excluded from coverage under this arbitration provision, Victor and the Company hereby waive the right to pursue any claims, including but not limited to employment termination-related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law.  Victor and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph.  Each party shall have the right to take depositions, make requests for production of documents to any person or entity, and to subpoena witnesses and documents for the arbitration.  Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need.  The arbitrator shall be selected by agreement between Victor and the Company, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.  Each party shall pay its own expenses for the arbitration and the fee and expenses of the arbitrator shall be shared equally.

7.             ENTIRE AGREEMENT.      This Agreement contains the entire understanding between Victor and the Company and it supersedes any prior oral or written agreements and understandings between them.  This agreement may be modified only in writing signed by both parties.

8.             SEVERABILITY.                If a court of competent jurisdiction holds that any provision of this agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

9.             NOTICES.  All notices hereunder shall be sent by certified mail, return receipt requested, which shall be deemed effective upon the date of mailing.

(a)           Notices to Victor.                Any notice under this agreement given by the Company to Victor shall be personally delivered to him or sent by certified mail to his most recent home address as shown in the Company's records.

(b)           Notices to Company.  Any notice by Victor to the Company shall be sent by certified mail to the following address:  On Stage Entertainment, Inc., 4625 West Nevso Drive, Las Vegas, Nevada 89103, Attn: Timothy J. Parrott.  With a Courtesy Copy to:  Silver State Legal, 4625 West Nevso Drive, Las Vegas, Nevada 89103, Attn: Christopher R. Grobl, Esq.

10.          GOVERNING LAW.  This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Nevada without reference to the principles governing conflict of laws applicable in that or any other jurisdiction.

IN WITNESS WHEREOF, THE PARTIES HEREBY ACKNOWLEDGE THEIR ACCEPTANCE OF THE ABOVE LISTED TERMS AND CONDITIONS BY AFFIXING THEIR SIGNATURES BELOW.

Dated: ____________, 2000
Jeffrey Victor

Dated: ____________, 2000

Timothy J. Parrott, CEO
On Stage Entertainment, Inc.

EXHIBIT A

FORM OF EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

FORM OF CONFIDENTIALITY AND NON-COMPETITION AGREEMENT